Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Wabash National Corporation for the registration of its common stock, debt securities, preferred stock, warrants and units and to the incorporation by reference therein of our reports dated February 27, 2017, with respect to the consolidated financial statements of Wabash National Corporation, and the effectiveness of internal control over financial reporting of Wabash National Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

February 27, 2017